SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 26, 2004

CLARKSTON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation) 15 South Main Street Clarkston, Michigan (Address of principal executive office)	333-63685 (Commission File Number)	38-3412321 (IRS Employer Identification no.) 48326 (Zip Code)

Registrant’s telephone number,
including area code: (248) 625-8585

Item 7.      Financial Statements and Exhibits.

Exhibit

99.1    Press release dated April 26, 2004.

Item 12.         Results of Operations and Financial Condition.

On April 26, 2004, Clarkston Financial Corporation issued a press release announcing results for the first fiscal quarter ended March 31, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 26, 2004	CLARKSTON FINANCIAL CORPORATION (Registrant) By: /s/ J. Grant Smith —————————————— J. Grant Smith Chief Financial Officer

EXHIBIT INDEX

99.1	Press Release dated April 26, 2004 with respect to financial results for the first fiscal quarter ended March 31, 2004.

EXHIBIT 99.1

Contacts
•	Clarkston Financial Corp. – Dawn Horner, President & CEO or Grant Smith, SVP & CFO — P:248 625-8585
•	Marcotte Financial Relations – Mike Marcotte P:248 656-3873

CLARKSTON FINANCIAL CORP. Q1 EARNINGS JUMP 41% 17 Consecutive Quarters of Profitability New-Branch Plans Finalized	For Immediate Release

        CLARKSTON, Mich., April 26, 2004 — Clarkston Financial Corporation (OTCBB:CKSB) posted a 41% jump in net income for the first quarter of 2004, compared with Q1 2003, marking the corporation’s 17th consecutive quarter of growth and profitability. The positive results were announced today by Edwin L. Adler, Board Chairman, and Dawn M. Horner, Bank President and CEO.

        Clarkston Financial Corporation is the holding company for Clarkston State Bank, a full service community bank that opened for business in January 1999, and now operates four branches in Clarkston, Waterford and Independence Township, Michigan. A fifth branch is planned to open in downtown Clarkston in late 2004.

        Net income for the three months ended March 31, 2004, was $302,000, or $0.28 per diluted share, compared with net income of $214,000 or $0.21 per diluted share, for the first quarter of 2003.

        Net interest income rose nearly 36% to $1,199,000, from $883,000 a year ago. The increase is from loan growth and improved margins. Non-interest income was $134,000, off 58% from $317,000 in Q1 2003. The results for the first quarter of 2003 included substantial gains from the sale of investment securities as the Corporation continued its strategy of repositioning lower-earning assets into higher-earning loans. There were no comparable gains in the first quarter of 2004.

        Non-interest expense rose 26%, to $850,000. The increase is primarily attributable to staff additions to support business growth. The Bank added a new branch manager, commercial loan officer and credit analyst during the quarter.

        The results for the quarter include a loan-loss allowance of $80,000, compared with a loan-loss allowance of $243,000 for the first quarter of 2003. The allowance stands at 1.19% of outstanding loans. Non-performing loans, as a percentage of total loans, decreased in Q1 2004 compared with Q4 2003.

more

Clarkston Financial Corp.

Q1-2004 results

        The balance sheet grew stronger: Assets rose 3.3% to $147,281,000; loans increased 4.4% to $87,719,000; and deposits grew by 2.7% to $130,040,000.

        Mr. Adler said, “Our Board is quite pleased with the Bank’s growth and performance, especially since the first quarter of the year is traditionally our slowest from a commercial-lending standpoint. We have a great team in place. We have substantial high-quality lending volume in the pipeline. And we’re optimistic about the second quarter and second half.”

        Mrs. Horner noted that the Bank had finalized plans for a new branch office in downtown Clarkston. Plans for the new 3,200-square-foot branch office include a full service lobby, conference rooms, 24-hour ATM, offstreet parking, and drive-thru service. The new branch office is scheduled to open in the fourth quarter.

        She added, “Our new Internet banking service has proven to be very popular. Launched in mid-February, it already has more than 600 customer accounts signed-up.”

        Safe Harbor. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

more
(financial schedules follow)

Clarkston Financial Corporation
Quarterly Financial Summary
First Quarter 2004 (000's Omitted)

SUMMARY OF OPERATIONS	Three Months Ended March 31		Percent
	2004	2003	Change

Net Interest Income	1,199	883	35.8%
Provision for Loan Losses	80	243	-67.1%
Non-Interest Income	134	317	-57.7%
Non-Interest Expense	850	674	26.1%
Pre-Tax Income	402	283	42.0%

Net Income	302	214	41.1%

Net Income Per Share	$0.29	$0.21	38.1%
Net Interest Margin
(Qtrly Avg. Assets	3.30%	2.97%	11.1%

PERFORMANCE RATIOS	QUARTER
Return on Average Equity	10.46%	8.80%	18.9%
Return on Average Assets	0.84%	0.73%	15.1%

BALANCE SHEET HIGHLIGHTS	December 31 2003	March 31 2004	Percent Chg. Prior Qtr.

Assets	$142,617	$147,281	3.27%
Loans (Gross)	84,052	87,719	4.36%
Deposits	126,643	130,040	2.68%
Interest Earning Assets	138,630	140,666	1.47%
Shareholders' Equity	11,232	11,996	6.80%
Book Value per Share	$10.81	$11.54	6.75%
Total Shares Outstanding	1,039,184	1,039,264	0.01%